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EXHIBIT 21.1

Royal Gold, Inc. and its Subsidiaries
As of June 30, 2015

Name	State/Country of Incorporation	Ownership Percentage
Royal Gold, Inc.	Delaware, USA
Denver Mining Finance Company, Inc.*	Colorado, USA	100%
Crescent Valley Partners LP	Colorado, USA	Limited Partner
High Desert Mineral Resources, Inc.	Delaware, USA	100%
DFH Co. of Nevada	Nevada, USA	100%
Gold Ventures, Inc.	Nevada, USA	100%
RG Finance (Barbados) Limited	Barbados	100%
RG Mexico, Inc.	Delaware, USA	100%
RGLD Gold AG	Switzerland	100%
RGLD Holdings, LLC	Delaware, USA	100%
RGLD Gold (Canada) Inc.	Canada	100%
RG Exchangeco Inc.	Canada	100%
International Royalty Corporation	Canada	100%
4324421 Canada Inc.	Canada	100%
Voisey's Bay Holding Corporation	Newfoundland	100%
Canadian Minerals Partnership	Canada	100%
Labrador Nickel Royalty Limited Partnership	Canada	90%
McWatters Mining Inc.	Canada	100% common shares
Sigma-Lamaque Management Inc.	Canada	100%
Sigma-Lamaque LP	Canada	100%
1809391 Alberta ULC	Alberta	100%
RGLD Precious Metals GmbH	Switzerland	100%
Royal Crescent Valley, Inc.	Nevada, USA	100%
Royal Gold Chile Limitada	Chile	100%
Royal Alaska, LLC	Delaware, USA	100%

*
Denver Mining Finance Company, Inc. is the General Partner of the Crescent Valley Partners LP

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  EXHIBIT 21.1
Royal Gold, Inc. and its Subsidiaries As of June 30, 2015